2015 INCENTIVE PLAN
OF 3D SYSTEMS CORPORATION

As Amended and Restated Effective September 3, 2020

Section 1. Purpose; Effective Date; Definitions

    The purpose of the 3D Systems Corporation 2015 Incentive Plan (the “Plan”) is to assist the Company and its Subsidiaries and Affiliates in attracting and retaining employees and consultants of outstanding competence by providing an incentive that permits the persons responsible for the Company's growth to share directly in that growth and to further the identity of their interests with the interests of the Company's stockholders.

    For purposes of the Plan, the following terms shall be defined as set forth below:

(a)“Affiliate” means any current or future entity other than the Company and its Subsidiaries that is designated by the Board as a participating employer under the Plan.

(b)“Award” means a grant of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, a Performance Award or an Incentive Award under the Plan.

(c)“Award Agreement” means a written agreement between the Company and a Participant or a written notice from the Company to a Participant specifically setting forth the terms and conditions of an Award granted under the Plan.

(d)“Beneficiary” means the person designated by the Participant prior to the Participant’s death in a form acceptable to the Committee to exercise Awards or receive benefits pursuant to the terms of this Plan. If no beneficiary is designated by the Participant, the Beneficiary shall be the Participant’s estate.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means, but is not limited to, any of the following actions: embezzlement; fraud; nonpayment of any obligation owed to the Company, a Subsidiary or an Affiliate; breach of fiduciary duty; deliberate disregard of the Company's rules resulting in loss, damage or injury to the Company; unauthorized disclosure of any trade secret or confidential information; conduct constituting unfair competition; and the inducement of any customer of the Company to breach a contract with the Company. The determination of whether Cause exists shall be made in the Company's sole discretion.

(g)“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended from time to time, and any successor thereto.

(h)“Committee” means the Committee referred to in Section 2 of the Plan.

(i)“Common Stock” means the common stock, $0.001 par value per share, of the Company.

(j)“Company” means 3D Systems Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

(k)“Date of Grant” means the date as of which the Committee grants an Award. If the Committee contemplates an immediate grant to a Participant, the Date of Grant shall be the date of the Committee’s action. If the Committee contemplates a date on which the grant is to be made other than the date of the Committee’s action, the Date of Grant shall be the date so contemplated and set forth in or determinable from the records of action of the Committee; provided, however, that the Date of Grant shall not precede the date of the Committee’s action.

(l)“Detrimental Activity” means: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iii) the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (iv) a violation of any rules, policies, procedures or guidelines of the Company; (v) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (vi) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (vii) any other conduct or act determined in the sole discretion of the Committee or the Board to be injurious, detrimental or prejudicial to any interest of the Company.

(m)“Disability” means disability as determined under procedures established by the Committee for purposes of this Plan.

(n)“Dividend Equivalent Account” means a bookkeeping account in accordance with Section 18 and related to a grant of Restricted Stock Units that is credited with the amount of any ordinary cash dividends or stock distributions that would be payable with respect to the shares of

Common Stock subject to such Awards had such shares been outstanding shares of Common Stock.

(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(p)“Fair Market Value” means, as of any given date, unless otherwise determined by the Committee in good faith, the closing price of the Common Stock on the principal stock exchange on which the Company's shares are listed on such date.

(q)“Incentive Award” means an Award granted under Section 8 that, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a payment in Common Stock and/or cash from the Company or a Subsidiary or Affiliate.

(r)“Incentive Stock Option” means any Stock Option designated as an “incentive stock option” within the meaning of Section 422 of the Code. No Stock Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

(s)“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(t)“Participant” means a member of the Board, an employee or a consultant who receives an Award under this Plan.

(u)“Performance Award” means an Award under Section 8 that is based on the level of attainment of performance goals related to objective business criteria.

(v)“Person” means “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company, any Subsidiary or any Affiliate, and any employee benefit plan sponsored or maintained by the Company or any Subsidiary or Affiliate (including any trustee of such plan acting in the capacity of trustee).

(w)“Plan” means this 3D Systems Corporation 2015 Incentive Plan, and any successor thereto, as amended from time to time.

(x)“Plan Year” shall mean the calendar year.

(y)“Restricted Stock” means shares of Common Stock subject to restrictions imposed in connection with an Award granted under Section 7.

(z)“Restricted Stock Unit” means a notional bookkeeping entry representing the equivalent of a share of Common Stock, subject to restrictions imposed in connection with an Award granted under Section 7.

(aa)“Retirement” means the Termination of the Participant on or after the Participant’s attainment of age 65.

(ab)“Section 409A” means Section 409A of the Code.

(ac)“Stock Appreciation Right” or “SAR” means a right granted under Section 6 to receive payment, in cash and/or Common Stock, equal in value to the excess of the Fair Market Value of the specified number of shares of Common Stock on the date the Stock Appreciation Right is exercised over the grant price of the Stock Appreciation Right, as determined in accordance with Section 6(a).

(ad)“Stock Option” or “Option” means any option to purchase shares of Common Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5.

(ae)“Subsidiary” means those corporations fifty percent (50%) or more of whose outstanding voting stock is owned or controlled, directly or indirectly, by the Company and those partnerships and joint ventures in which the Company owns directly or indirectly a fifty percent (50%) or more interest in the capital account or earnings.

(af)“Termination” means the complete cessation of services with the Company, a Subsidiary, or an Affiliate with no anticipated resumption of services by the Company, a Subsidiary, or an Affiliate in the capacity as an employee or independent contractor. A Participant’s employment or services relationship with the Company shall be treated as continuing intact while the individual is on military leave, sick leave, or other bona fide Company-approved leave of absence if the period of leave does not exceed three (3) months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by agreement. If the period of leave exceeds three (3) months, and the Participant’s right to reemployment is not provided either by statute or by contract, the Participant shall be treated for purposes of this Plan as having experienced a Termination of the Participant’s employment or services relationship with the Company on the first day immediately following such three-month period.

Section 2. Administration

    The Plan shall be administered by the Compensation Committee, or a subcommittee thereof (the “Committee”), which consists of two or more members of the Board, each of whom shall be a “NonEmployee Director,” as that term is defined in Rule 16b-3(b)(3)(i) of the Exchange Act, but the failure of a Committee member to satisfy such requirements shall not affect any actions taken by the Committee.

    The Committee shall have full authority to grant, pursuant to the terms of the Plan, Awards to employees and consultants eligible under Section 4. The Board shall have full authority to grant, pursuant to the terms of the Plan, Awards to members of the Board.

    In particular the Committee shall have the authority, without limitation:

(i)    to select the employees and consultants to whom Awards may be granted hereunder, separately or in tandem, from time to time;

(ii)    subject to the provisions of Sections 3 and 9, to determine the number of shares of Common Stock to be covered by each such Award granted hereunder;

(iii)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, which terms and conditions are not required to be the same in respect of each Participant;

(iv)    to designate the Corporate Secretary of the Company, other officers or employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and to grant authority to such persons to execute agreements or other documents on its behalf;

(v)    as it pertains to Awards granted to employees and consultants residing in foreign jurisdictions, to adopt such supplements or subplans to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws;

(vi)    to approve forms of agreements for use under the Plan;

(vii)    to correct administrative errors; and

    (viii)    to allow Participants to satisfy Withholding Tax Obligations as such manner as may be determined by the Committee in accordance with the terms of the Plan.

    The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and to otherwise supervise the administration of the Plan.

    All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Participants.

    The Committee may delegate to officers of the Company its duties, powers, and authority under this Plan pursuant to such conditions and limitations as the Committee may establish, except that only the Committee may administer the Plan and Awards to Participants who are subject to Section 16 of the Securities Exchange Act of 1934 or to officers who are or reasonably may become Covered Employees. In the event of such delegation of authority, any reference in this Plan to Committee shall be to the officer(s) to whom the Committee has delegated authority to administer the Plan.

    The Company agrees to indemnify and to defend to the fullest extent permitted by law each member of the Committee against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the

Company) occasioned by any act or omission to act in connection with the Plan or any Award Agreement, if such act or omission is in good faith and not due to willful misconduct or gross negligence. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 3. Common Stock Subject to Plan

(a)    Number of Shares Available for Award. The total number of shares of Common Stock reserved and available for distribution under the Plan and the total number of shares of Common Stock that can be issued under Stock Options shall be eighteen million three hundred thousand and eleven (18,300,011) shares.

    If any Award is cancelled, forfeited, expires or otherwise terminates without the issuance or delivery of nonforfeitable shares of Common Stock, or if any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such Award, then the shares of Common Stock subject to the Award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

    In the event of any change in the outstanding shares of Common Stock or other securities then subject to the Plan by reason of any stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, or if the outstanding securities of the class then subject to the Plan are exchanged for or converted into cash, property or a different kind of security, or if cash, property or securities are distributed in respect of such outstanding securities (other than a regular cash dividend), then, unless the terms of such transaction shall provide otherwise, such equitable adjustments shall be made in the Plan and the Awards thereunder (including, without limitation, appropriate and proportionate adjustments in (i) the number and type of shares or other securities that may be acquired pursuant to Awards theretofore granted under the Plan; (ii) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under the Plan; (iii) the number of shares of Restricted Stock and shares of Common Stock under Restricted Stock Units that are outstanding and the terms thereof; and (iv) the maximum number of shares or other securities with respect to which Awards may thereafter be granted to any Participant in any Plan Year) as the Committee determines are necessary or appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock available for distribution under the Plan as set forth in this Section 3. Such adjustments shall be conclusive and binding for all purposes of the Plan.

In the event that (i) any Stock Option granted under the Plan is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company or (ii) withholding tax liabilities resulting from an Award are satisfied by the withholding of shares of Common Stock, then the number of shares tendered or withheld shall not be available for future grants of Awards. If Common Stock is issued in settlement of a Stock Appreciation Right, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the Stock Appreciation Right is exercised rather than the number of shares of Common Stock issued in settlement of the Stock Appreciation Right.

(b)    Limitation on Shares Subject to Stock Options and Stock Appreciation Rights. Subject to adjustment from time to time pursuant to Section 3(a) above, not more than five-hundred thousand (500,000) shares of Common Stock, in the aggregate, may be made subject to Stock Options or Stock Appreciation Rights under the Plan in respect of any one Participant during any Plan Year.

(c)    Limitation on Awards to Members of the Board. The maximum aggregate number of shares of Common Stock that may be made subject to Awards granted to any one non-employee member of the Board during any Plan Year is equal to that number of shares of Common Stock that has a Fair Market Value on the Date of Grant equal to U.S. $250,000.

Section 4. Eligibility

    Any person who is member of the Board, an employee of or consultant to the Company, a Subsidiary or an Affiliate shall be eligible to be considered for the grant of an Award under the Plan other than an Incentive Stock Option. Any person who is a common law employee of the Company shall be eligible to be considered for the grant of an Incentive Stock Option.

    Each Award granted under the Plan shall be evidenced by a written Award Agreement in such form as the Committee shall approve from time to time. Award Agreements shall comply with the terms and conditions of the Plan. In the case of an Incentive Stock Option, the Award Agreement shall contain all of the required provisions and otherwise conform to the requirements under Code Section 422. Award Agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website) sent to the Participant. As a condition to receiving an Award, the Committee may require the proposed Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award Agreement by physically and/or electronically executing the Award Agreement or by otherwise physically and/or electronically acknowledging acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award Agreement.

Section 5. Stock Options

    Stock Options granted under the Plan may be of two types: Incentive Stock Options that, in addition to being subject to applicable terms, conditions and limitations established by the Committee, comply with Section 422 of the Code and Nonqualified Stock Options. Any Stock Option shall be in such form as the Committee may from time to time approve; shall be subject to the following terms and conditions; and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, that are set forth in the Award Agreement as the Committee shall deem desirable:

(a)    Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee on the Date of Grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of the Grant, provided, however, that the exercise price per share of Common Stock purchasable under an Incentive Stock Option that is granted to an individual who, on the Date of Grant, owns or is deemed to own stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant. Except as provided in Section 3, without the approval of stockholders (i) the Committee may not reduce, adjust or amend the exercise price of an outstanding Stock Option, whether through amendment, cancellation, replacement grant or any other means and (ii) no payment may be made to cancel an outstanding Stock Option if on the date of such amendment, cancellation, replacement grant or payment the exercise price exceeds Fair Market Value.

(b)    Option Term and Exercisability. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the Date of Grant; provided, however, that no Incentive Stock Option that is granted to an individual who, on the Date of Grant, owns or is deemed to own Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, shall be exercisable more than five (5) years after the Date of Grant of such Incentive Stock Option. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement.

(c)    Method of Exercise. Stock Options may be exercised in whole or in part subject to the terms of the applicable Award Agreement by giving written notice of exercise to the Company, or its designated representative, specifying the number of shares to be purchased.

    Such notice shall be accompanied by payment in full of the exercise price by check, note or such other instrument as the Committee may accept and, in the case of Nonstatutory Stock Options, payment in full of the Withholding Tax Obligation. As determined by the Committee, in its sole discretion, payment of the exercise price in full or in part also may be made through (a) a “cashless exercise” (which will be conducted in a manner acceptable to the Company through a third party broker, and otherwise in compliance with Section 402 of the SarbanesOxley Act) or in which the exercise price (and any interest thereon) is subtracted from the number of shares of Common Stock received by the Participant upon exercise of the Stock Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); or (b) the surrender of other Common Stock which (i) in the case of Common Stock acquired upon the exercise of an Award, has been owned by the Participant for more than six months on the date of surrender; and (ii) has a Fair Market Value on the date of surrender that, together with any cash paid, is equal to the aggregate exercise price of the Common Stock as to which said Stock Option shall be exercised.

    No shares of Common Stock shall be issued until full payment has been made. No Participant shall have interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to shares of Common Stock granted pursuant to the Plan unless, and until, shares of Common Stock actually are issued to such person and then only from the date such person becomes the record owner thereof and, if requested, has given the representation described in Section 15.

(d)    Termination by Reason of Death or Disability. Except as otherwise expressly approved by the Committee and set forth in the applicable Award Agreement, if a Participant has a Termination of employment by or service with the Company, a Subsidiary or an Affiliate by reason of death or Disability, any Stock Option held by such Participant thereafter may be exercised by the Participant or the Participant’s Beneficiary in the case of death, for the number of shares that the Participant was eligible to exercise on the date of Termination, until the expiration of twelve (12) months after the date of such Termination, provided such Stock Option was exercisable on such date of Termination, but no later than the expiration date of the Stock Option.

(e)    Termination by the Company without Cause, Retirement, Resignation. Except as otherwise expressly approved by the Committee and set forth in the applicable Award Agreement, if a Participant has a Termination of employment by or service with the Company, a Subsidiary or an Affiliate (other than as provided in subsection (d) above) by the Company without Cause, by reason of Retirement, or on account of voluntary resignation provided that it is determined by the Committee that Cause did not exist as of the time of resignation, any Stock Option held by such Participant thereafter may be exercised, for the number of shares that the Participant was eligible to exercise on the date of Termination, until the expiration of ninety (90) days after the date of such Termination, provided such Stock Option was exercisable on such date of Termination, but no later than the expiration date of the Stock Option.

(f)    Other Termination. Unless otherwise determined by the Committee, if a Participant's employment by or service with the Company, a Subsidiary or an Affiliate is terminated for any reason other than as specified in subsections (d) and (e) above, including Termination with Cause, any unexercised Stock Option granted to such Participant shall be cancelled on the date of such termination, whether or not exercisable on such date.

(g)    Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under Section 422 of the Code. If an Incentive Stock Option is exercised other than in accordance with the exercise periods that apply for purposes of Section 422 of the Code or if the aggregate Fair Market Value of the Common Stock with respect to which the Incentive Stock Options are exercisable for the first time during any calendar year (under all plans of the Company and any Subsidiary) exceeds U.S. $100,000, such Stock Option thereafter will be treated as a Nonqualified Stock Option, notwithstanding the “Incentive Stock Option” designation in the Award Agreement.

Section 6. Stock Appreciation Rights

    The Committee may, in its discretion, grant a Stock Appreciation Right either singly or in combination with an underlying Stock Option granted hereunder. Such Stock Appreciation Right shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe in the Award Agreement:

(a)    Exercise Price. The exercise price per share of Common Stock under a Stock Appreciation Right shall be determined by the Committee on the Date of Grant but shall be not less than the greater of (a) one hundred percent (100%) of the Fair Market Value of the Common Stock on the Date of the Grant or (b) the exercise price per share of Common Stock purchasable under a underlying Stock Option with respect to which the Stock Appreciation Right is granted. Except as provided in Section 3, without the approval of stockholders (i) the Committee may not reduce, adjust or amend the exercise price of an outstanding Stock Appreciation Right, whether through amendment, cancellation, replacement grant or any other means and (ii) no payment may be made to cancel an outstanding Stock Appreciation Right if on the date of such amendment, cancellation, replacement grant or payment the exercise price exceeds Fair Market Value.

(b)    Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it must be granted at the time of the Stock Option grant or, if granted on a later date than the underlying Stock Option, then the exercise price per share of Common Stock under the Stock Appreciation Right must not be less than the greater of: (i) one hundred percent (100%) of the Fair Market Value on the Date of Grant of the Stock Appreciation Right and (ii) the exercise price of the underlying Stock Option. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted, the Committee may limit the exercise period for such Stock Appreciation Right, after which period the Stock Appreciation Right shall not be exercisable. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the Stock Appreciation Right shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement but the Stock Appreciation Right shall not be exercisable more than ten years after its Date of Grant. No Stock Appreciation Right may provide that, upon the exercise of the Stock Appreciation Right, a new Stock Appreciation Right automatically will be granted.

(c)    Value of Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefore and on account of the exercise of the Stock Appreciation Right an amount equal to the excess of the Fair Market Value of the Common Stock on the date the election to surrender is received by the Committee in accordance with exercise procedures established by the Committee over the Stock Appreciation Right exercise price (the “Spread”) multiplied by the number of shares covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right the Spread multiplied by the number of shares covered by the exercise of the Stock Appreciation Right. Notwithstanding the foregoing, at the time it grants a Stock Appreciation Right, the Committee, in its sole discretion, may provide that the Spread covered by such Stock Appreciation Right may not exceed a specified amount. At the Committee’s discretion, the amount payable as a result of the exercise of a Stock Appreciation Right may be settled in cash, Common Stock or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of a Stock Appreciation Right but a cash payment will be made in lieu thereof.

(d)    Method of Exercise. Stock Appreciation Rights may be exercised in whole or in part subject to the terms of the applicable Award Agreement by giving written notice of exercise to the Company, or its designated representative, specifying the number of shares that are subject to exercise.

    No Participant shall have interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to shares of Common Stock subject to a Stock Appreciation Right unless, and until, shares of Common Stock actually are issued to such person and then only from the date such person becomes the record owner thereof and, if requested, has given the representation described in Section 15.

(e)    Termination by Reason of Death or Disability. Except as otherwise expressly approved by the Committee and set forth in the applicable Award Agreement, if a Participant has a Termination of employment by or service with the Company, a Subsidiary or an Affiliate by reason of death or Disability, any Stock Appreciation Right held by such Participant thereafter may be exercised by the Participant or the Participant’s Beneficiary in the case of death, for the number of shares that the Participant was eligible to exercise on the date of Termination, until the expiration of twelve (12) months after the date of such Termination, provided such Stock Appreciation Right was exercisable on such date of Termination, but no later than the expiration date of the Stock Appreciation Right.

(f)    Termination by the Company without Cause, Retirement, Resignation. Except as otherwise expressly approved by the Committee and set forth in the applicable Award Agreement, if a Participant has a Termination of employment by or service with the Company, a Subsidiary or an Affiliate

(other than as provided in subsection (e) above) by the Company without Cause, by reason of Retirement, or on account of voluntary resignation provided that it is determined by the Committee that Cause did not exist as of the time of resignation, any Stock Appreciation Right held by such Participant thereafter may be exercised, for the number of shares that the Participant was eligible to exercise on the date of Termination, until the expiration of ninety (90) days after the date of such Termination, provided such Stock Appreciation Right was exercisable on such date of Termination, but no later than the expiration date of the Stock Appreciation Right.

(g)    Other Termination. Unless otherwise determined by the Committee, if a Participant's employment by or service with the Company, a Subsidiary or an Affiliate is terminated for any reason other than as specified in subsections (e) and (f) above, including Termination with Cause, any unexercised Stock Appreciation Right granted to such Participant shall be cancelled on the date of such termination, whether or not exercisable on such date.

Section 7. Restricted Stock and Restricted Stock Units

(a)    Grant of Restricted Stock and Restricted Stock Units. The Committee may grant to any Participant one or more Awards of Restricted Stock or Restricted Stock Units on such terms and subject to such conditions as may be established by the Committee that are set forth in the Award Agreement. Restricted Stock or Restricted Stock Units may be granted subject to such restrictions and provisions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified shares of Common Stock or other criteria, not inconsistent with the terms of this Plan, as may be established by the Committee. Each Award of Restricted Stock or Restricted Stock Units may be subject to a different restricted period and additional restrictions; however, a Participant’s Restricted Stock or Restricted Stock Unit Award shall not be contingent on any payment by or consideration from the Participant other than the rendering of services, except as the Committee may otherwise expressly determine. Neither Restricted Stock nor Restricted Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other applicable restrictions.

(b)    Recordkeeping of Award; Lapse of Restrictions. As soon as practicable after the Date of Grant of Restricted Stock or a Restricted Stock Unit by the Committee, the Company shall:

(i)    for Restricted Stock Awards, cause to be transferred on the books of the Company or its agent, shares of Common Stock, registered on behalf of the Participant, evidencing the Restricted Stock covered by the Award, subject to forfeiture to the Company as of the Date of Grant if an Award Agreement with respect to the Restricted Stock covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of the restrictions applicable to the shares subject to an Award of Restricted Stock, the share certificates representing such

Restricted Stock may be held in custody by the Company or its designee, in physical or book entry form, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7(e)(i), one or more share certificates, registered in the name of the Participant, for an appropriate number of shares as provided in Section 7(e)(i), free of any restrictions set forth in the Plan and the related Award Agreement, or a statement from the Company representing such shares in book entry form free of any restrictions set forth in the Plan and the related Award Agreement, shall be delivered to the Participant as provided in Section 7(e);

(ii)    for Restricted Stock Unit Awards, cause to be entered upon its books a notional account for the Participant’s benefit indicating the number of Restricted Stock Units awarded, subject to forfeiture as of the Date of Grant if an Award Agreement with respect to the Restricted Stock Units covered by the Award is not duly executed by the Participant and timely returned to the Company. Until the lapse or release of the restrictions applicable to the shares subject to a Restricted Stock Unit Award, no shares of Common Stock shall be issued in respect of such Awards and, as further described in Section 7(d), no Participant shall have any rights as a stockholder of the Company with respect to the shares of Common Stock covered by such Restricted Stock Unit Award.

(c)    Rights of Holders of Restricted Stock. Beginning on the Date of Grant of a Restricted Stock Award and subject to execution of the related Award Agreement as provided in Section 7(b)(i), and except as otherwise provided in such Award Agreement, the Participant shall become a stockholder of the Company with respect to all shares subject to a Restricted Stock Award Agreement and shall have all of the rights of a stockholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that any shares of Common Stock or other securities distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed, shall be subject to the same restrictions as such Restricted Stock and held or restricted as provided in Section 7(b)(i), and provided further that any cash dividends payable on any such Restricted Stock shall be distributed only when, and to the extent that, such restrictions have lapsed and the Committee may provide that such cash dividends shall be deemed to have been reinvested in additional shares of Common Stock.

(d)    Rights of Holders of Restricted Stock Units.

(i)    Settlement of Restricted Stock Units. Restricted Stock Units may be settled in cash or Common Stock, as determined by the Committee and set forth in the Award Agreement. The Award

Agreement shall also set forth whether the Restricted Stock Units shall be settled (1) within the time period specified for “short-term deferrals” under Section 409A or (2) in compliance with the requirements of Section 409A, in which case the Award Agreement shall specify the date (or event) upon which such Restricted Stock Units shall be settled.
(ii)     Voting and Dividend Rights. Holders of Restricted Stock Units shall not have rights as stockholders of the Company with respect to the shares of Common Stock covered by such Restricted Stock Unit Award, including the right to vote such shares and the right to receive dividends; provided, however, that the Committee may, in its sole discretion, award a Participant dividend equivalents with respect to a Restricted Stock Unit Award in accordance with Section 18 of the Plan.
(iii)     Creditor’s Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.
(e)    Delivery of Award
(i)     Restricted Stock. Upon expiration or earlier termination of the restricted period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under Section 7(g), the restrictions applicable to the Restricted Stock shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 13 (regarding tax withholding), the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of shares of Common Stock, or a statement from the Company representing that such shares have been issued, are in book entry form and are free of all such restrictions, except for any restrictions that may be imposed by law.
(ii)     Restricted Stock Units. Upon expiration or earlier termination of the restricted period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under Section 7(g), the restrictions applicable to the Restricted Stock Units shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 13 (regarding tax withholding), but no later than ninety (90) days following such event the Company shall deliver to the

Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, (1) a cash payment equal to the number of Restricted Stock Units as to which such restrictions have lapsed multiplied by the Fair Market Value of a share of Common Stock as of the date the restrictions lapsed, (2) solely in the Committee’s discretion, one or more share certificates registered in the name of the Participant, for the appropriate number of shares of Common Stock, or a statement from the Company representing that such shares have been issued, are in book entry form and are free of all restrictions, except for any restrictions that may be imposed by law, or (3) any combination of cash and shares of Common Stock.
(f)     Forfeiture. Restricted Stock shall be forfeited and returned to the Company, and Restricted Stock Units shall be forfeited, and all rights of the Participant with respect to such Restricted Stock or Restricted Stock Units shall terminate unless the Participant continues in the service of the Company, a Subsidiary or an Affiliate until the expiration of the restricted period for such Restricted Stock or Restricted Stock Unit Award and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the restricted period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock or Restricted Stock Unit Award, which shall be set forth in the Award Agreement.
(g)     Committee Discretion. Notwithstanding anything contained in this Section 7 to the contrary, the Committee may, in its sole discretion, waive the forfeiture period and any other conditions set forth in any Award Agreement under appropriate circumstances (including, but not limited to, the death, Disability or Retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Stock or Restricted Stock Units) as the Committee shall deem appropriate.
Section 8. Performance Awards and Incentive Awards

(a)Performance Goals. Notwithstanding anything else contained in the Plan to the contrary, the Committee may determine on the Date of Grant, that any Restricted Stock or Restricted Stock Unit granted to a Participant shall be a Performance Award and shall vest only upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part. Such performance goals, the business criteria upon which they are based, and the weights or other formulas to be applied to any such business criteria shall be set forth in writing by the Committee. A “Performance Goal” means a performance objective that is stated with respect to one or more of the following business criteria, either individually or in combination, applied to the Participant or to the

Company, a Subsidiary or an Affiliate as a whole or to individual units thereof, and measured either absolutely or relative to a designated group of comparable companies: (i) cash flow, (ii) earnings per share, (iii) earnings before interest, taxes, depreciation, and amortization (EBITDA), (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, (xiv) customer satisfaction, (xv) market share, (xvi) expenses, (xvii) credit rating, (xviii) mergers and acquisitions or divestitures, (xix) product development, (xx) intellectual property, (xxi) manufacturing, production or inventory, (xxii) price/earnings ratio, (xxiii) liquidity, (xxiv) financings, (xxv) cash, (xxvi) cost of goods sold, (xxvii) economic value added, (xxviii) accounts receivable, (xxix) number of customers and (xxx) gross profit margin. The Participant’s rights in the Performance Award shall become exercisable, transferable or nonforfeitable only to the extent that the Committee certifies in writing that such objectives have been achieved. A Performance Goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or cost associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Committee may also adjust Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.
(b)Maximum Performance Award. The maximum, aggregate amount that can be awarded to any one Participant pursuant to Performance Awards in one (1) Plan Year is five hundred thousand (500,000) shares of Common Stock.
(c)Incentive Awards. The Committee shall designate Participants to whom Incentive Awards are made for incentive compensation opportunities. All Incentive Awards shall be finally determined exclusively by the Committee under the procedures established by the Committee.
(d)Terms And Conditions Of Incentive Awards. The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or a Subsidiary or Affiliate, or that the Company, a Subsidiary or Affiliate, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals as a condition to earning an Incentive Award. The period for determining whether such requirements are satisfied shall be at least one year. The maximum, aggregate amount that can be awarded to any one Participant for Incentive Awards denominated in shares of Common Stock in one Plan Year is five hundred thousand (500,000) shares of Common Stock and the maximum, aggregate amount that can be awarded to any one Participant under one or more Incentive Awards denominated in cash in one Plan Year is three million five hundred thousand dollars ($3,500,000).
(e)Incentive Awards not subject to Liability. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.
(f)Settlement of Incentive Awards. An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash of Common Stock, as determined by the Committee.
(g)Stockholder Rights. No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock.
(h)Employee Status for Performance Awards and Incentive Awards. Notwithstanding Section 1(ff), if the terms of an Incentive Award or a Performance Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

Section 9. Change in Control

(a)“Change in Control” means:

    (i)     the Company is merged into or consolidated with another corporation or other entity and as a result of such merger or consolidation less than seventy percent (70%) of the combined voting power of the outstanding voting securities of the surviving or resulting corporation or other entity shall, after giving effect to such merger or consolidation, be “beneficially owned” (within the meaning of Sections 13(d) and 14(d) of Exchange Act) in the aggregate, directly or indirectly, by the former stockholders of the Company (excluding from such computation any such securities beneficially owned, directly or indirectly, by “affiliates” of the Company as defined in Rule 12b-2 under the Exchange Act and such securities so beneficially owned, directly or indirectly, by a party to such merger or consolidation), provided however, that Company securities acquired directly from the Company shall be disregarded for this purpose,

    (ii)     the Company shall sell all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary),

    (iii)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the

Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, provided however, that Company securities acquired directly from the Company shall be disregarded for this purpose,

    (iv)     during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), (iii) or (v) of this Section 9(a) and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board, or

    (v)     the Company shall become subject for any reason to a voluntary or involuntary dissolution or liquidation.

In addition, if a Change in Control (as defined in clauses (i), (ii), (iii), (iv) or (v) above) constitutes a payment event with respect to any Stock Option, Stock Appreciation Right, Performance Award, Restricted Stock Unit award, Incentive Award or Restricted Stock that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (i), (ii), (iii), (iv) or (v) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(b)“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

(c)Impact Of Change In Control. Unless an outstanding award is assumed in accordance with Section 9(d) and notwithstanding any other provision of the Plan, upon a Control Change Date, the Committee is authorized to, and in its discretion, may provide that (i) a Stock Option and Stock Appreciation Right shall be fully exercisable thereafter, (ii) Restricted Stock will become transferable and nonforfeitable thereafter, (iii) Restricted Stock Units shall be earned in their entirety and converted into transferable and nonforfeitable Restricted Stock, (iv) the performance goals to which the vesting of Performance Awards are subject shall be deemed to be met at target, such that Performance Awards immediately become fully vested, and (v) an Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Agreement.

(d)Assumption Upon Change In Control. In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Stock Option, Stock Appreciation Right, award of Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the exercise price in the case of Stock Options and Stock Appreciation Rights) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

(e)Cash-Out Upon Change In Control. Unless an outstanding award is assumed in accordance with Section 9(d), in the event of a Change in Control the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Stock Option, Stock Appreciation Right, Performance Award, Incentive Award, award of Restricted Stock and Restricted Stock Unit shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company stockholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by Company stockholders in the Change in Control exceeds the Stock Option exercise price in the case of a Stock Option and Stock Appreciation Right, or (ii) the price per share received by stockholders for each share of Common Stock subject to an award of Restricted Stock or Restricted Stock Units or an Incentive Award.

Section 10. Transferability; Successors

    Awards granted under the Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Any act in violation of this Section 10 shall be void. Notwithstanding the foregoing, the Committee may permit further transferability of Awards other than Incentive Stock Options, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

    The provisions of the Plan shall be binding upon and inure to the benefit of all successors of any person receiving Common Stock of the Corporation pursuant to the Plan, including, without limitation, the estate of such person and the executors, administrators or trustees thereof, the heirs and legatees of such person, and any receiver, trustee in bankruptcy or representative of creditors of such person.

Section 11. Amendments and Termination

    The Board may amend, alter or discontinue the Plan at any time, provided that (i) no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant in respect of any outstanding Award hereunder without such Participant's prior consent; and (ii) an amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Committee or required by applicable law or stock exchange listing requirements.

    Subject to the above provisions, the Board shall have broad authority to amend the Plan to take in to account changes in applicable securities and tax laws and accounting rules, as well as other developments.

Section 12. Company's Right to Terminate Retention; Exclusivity

    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements or modifying existing compensation arrangements for Participants, subject to stockholder approval if such approval is required by applicable statute, rule or regulation; and such arrangements either may be generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor a grant to a Participant of any Award shall confer upon any Participant any right to continued employment or service with the Company.

Section 13. Tax Withholding

    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local or other applicable taxes (including the Participant’s FICA obligation or other social taxes) required by law to be withheld (collectively, the “Withholding Tax Obligation”) (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the exercise of a Stock Option or Stock Appreciation Right, or (iii) otherwise due in connection with an Award.
At the time of such vesting, lapse, or exercise, the Participant shall pay to the Company any amount that the Company may reasonably determine to be necessary to satisfy the Withholding Tax Obligation. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to elect to satisfy the Withholding Tax Obligation, in whole or in part, by (a) paying the Company cash; (b) having the Company withhold shares of Common Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction; and/or (c) tendering previously acquired, unencumbered shares of Common Stock having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing (including by electronic mail), and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

If the Participant fails to make an election with respect to the method by which the Withholding Tax Obligation shall be satisfied or fails to pay the Withholding Tax Obligation, in whole or in part, by means of the elected method, the Company may cause the Withholding Tax Obligation to be satisfied by the Company withholding shares of Common Stock otherwise deliverable in connection with the Award that have a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
Section 14. Choice of Law

    The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 15. Governmental and Other Regulations and Restrictions

(a)     In General. The issuance by the Company of any shares of Common Stock pursuant to the Plan shall be subject to all applicable laws, rules and regulations and to such approvals by governmental agencies as may be required.

(b)    Registration of Shares. The Company shall use its reasonable commercial efforts to cause the shares of Common Stock issuable in connection with this Plan to be registered under the Securities Act of 1933, as amended (the “Securities Act”), but shall otherwise be under no obligation to register any shares of Common Stock issued under the Plan under the Securities Act or otherwise. If, at the time any shares of Common Stock are issued pursuant to the Plan, there shall not be on file with the Securities and Exchange Commission an effective Registration Statement under the Securities Act covering such shares of Common Stock, the Participant to whom such shares are to be issued will execute and deliver to the Company upon receipt by him or her of any such shares an undertaking, in form and substance satisfactory to the Company, that (i) such Participant has had access or will, by reason of such person's employment or service with the Company, or otherwise, have access to sufficient information concerning the Company to enable him or her to evaluate the merits and risks of the acquisition of shares of the Company's Common Stock pursuant to the Plan, (ii) such Participant has such knowledge and experience in financial and business matters that such person is capable of evaluating such acquisition, (iii) it is the intention of such Participant to acquire and hold such shares for investment and not for the resale or distribution thereof, (iv) such Participant will comply with the Securities Act and the Exchange Act with respect to such shares, and (v) such Participant will indemnify the Company for any cost, liability and expense that the Company may sustain by reason of any violation of the Securities Act or the Exchange Act occasioned by any act or omission on his or her part with respect to such shares.

(c)    Resale of Shares. Without limiting the generality of Section 10, shares of Common Stock acquired pursuant to the Plan shall not be sold, transferred or otherwise disposed of unless and until (i) such shares shall have been registered by the Company under the Securities Act, (ii) the Company shall have received either a “no action” letter from the Securities and Exchange Commission or an opinion of counsel acceptable to the Company to the effect that such sale, transfer or other disposition of the shares may be effected without such registration, or (iii) such sale, transfer or disposition of the shares is made pursuant to Rule 144 of the General Rules and Regulations promulgated under the Securities Act, as the same may from time to time be in effect, and the Company shall have received an opinion of counsel acceptable to the Company to such effect.

(d)    Legend on Certificates. The Company may require that any certificate evidencing shares issued pursuant to the Plan bear a restrictive legend and be subject to stop-transfer orders or other actions, intended to effect compliance with the Securities Act or any other applicable regulatory measure.

Section 16. Election With Respect to Restricted Property

    A Participant who receives an award of Restricted Stock including Restricted Stock granted as a Performance Award (but not Restricted Stock Units) shall be entitled to make, at his or her discretion, within thirty (30) days of receipt of such restricted property and in accordance with applicable laws and regulations, the election provided for under Section 83(b) of the Code to be taxed on the fair market value of such restricted property at the time it is received.     Participants should consult their individual tax advisors as to the tax consequences to them of the election under Section 83(b).

Section 17. Section 409A

    The Plan is intended to provide either stock-based compensation that is not governed by Section 409A or for the deferral of compensation pursuant to a nonqualified deferred compensation plan that complies with the requirements of Section 409A. With respect to any Awards granted under this Plan that provide for the deferral of compensation that is governed by Section 409A, the Plan shall be interpreted in a manner consistent with Section 409A and in the event that any provision that is necessary for the Plan to comply with Section 409A is determined by the Committee, in its sole discretion, to have been omitted, such omitted provision shall be deemed included herein and is hereby incorporated as part of the Plan. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s “separation from service” as defined in Section 409A shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s “separation from service” (or the Participant’s death, if earlier). In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Section

409A and the regulations promulgated thereunder. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

Section 18. Dividend Equivalents

    For any Restricted Stock Units granted under the Plan, the Committee shall have the discretion, upon the Date of Grant or thereafter, to provide for the payment of dividend equivalents to the Participant in connection with such Award or to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm the terms of such arrangement. For purposes of payment of dividend equivalents or settlement of any Dividend Equivalent Account, the amount to be paid or otherwise settled (if expressed in cash) shall be rounded to the nearest cent ($0.01). If a Dividend Equivalent Account is established, the following terms shall apply:

(i)    Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Common Stock with an amount (expressed either in cash or shares of Common Stock of equivalent Fair Market Value) equal to the cash dividends which would be paid with respect to the number of shares of Common Stock then covered by the related Award if such shares of Common Stock had been owned of record by the Participant on such record date.

(ii)    Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.

(iii)    Dividend equivalents and amounts credited to a Dividend Equivalent Account with respect to any Performance Award or Restricted Stock Unit shall be distributed only when, and to the extent that, the underlying Award is earned.

(iv)    Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying the Award may not be contingent, directly or indirectly, on the exercise of the Award, and any Award providing a right to dividend equivalents must comply with or qualify for an exemption from Section 409A.

Section 19. Cancellation and Rescission of Awards

The Committee or the Board of Directors may cancel, rescind, suspend or otherwise limit or restrict any unexpired Award at any time if a Participant engages in “Detrimental Activity.”

Section 20.    Certain Reduction of Parachute Payments

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 20, the Parachute Payments will be reduced pursuant to this Section 20 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 20, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 20 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 20 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 20, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 20, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 20, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Nothing in this Section 20 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

Section 21. Return of Awards; Repayment

    Each Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or the date the Stock Option or Stock Appreciation Right was exercised or the date any Restricted Stock, Restricted Stock Unit or Performance Award or Incentive Award became vested or earned.

Section 22. Term of Plan
    This Plan shall be effective upon its approval by the stockholders of the Company (the “Effective Date”). It shall continue in effect until May 18, 2030, the day before the tenth anniversary of date of Board adoption. Awards granted on or before that date shall remain valid in accordance with their terms, notwithstanding the expiration of the Plan.